                 The Dreyfus Funds

   Draft Solicitation Script

                 Meeting Date November 17th, 2010

        Toll Free Number 1-877-257-9953

Greeting:

Hello, is Mr. /Ms. _________ available please?

Hi Mr. /Ms.                              , my name is                                          and I am calling from Broadridge Proxy Services on behalf of certain Dreyfus Funds on a recorded line.  Recently, you were mailed proxy materials for the upcoming Special Meeting of Shareholders scheduled for November 17th, 2010, and we have not received your proxy. Have you received these materials?

If Received:

The Fund’s Board is recommending that you vote in favor of the proposal outlined in the proxy statement.  For your convenience, would you like to vote now over the phone?

If Yes:

The process will only take a few moments.

Again, my name is                                  , and I am a proxy voting specialist calling from Broadridge Proxy Services on behalf of Dreyfus/The Boston Company International Core Equity Fund. Today’s date is and the time is (am/pm) Eastern Time.

Would you please state your full name and full mailing address?

Are you authorized to vote all shares? (If yes, proceed with voting process. If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Fund’s Board has unanimously approved the proposal as set forth in the materials you received and recommends a favorable vote for the proposal.  How do you wish to vote your account/each of your accounts?

For Favorable Vote:

Mr./Ms.                                   I have recorded your vote as follows, for all of your

Dreyfus/The Boston Company International Core Equity Fund accounts you are voting in favor of the proposal as set forth in the proxy materials you received.

For Non-Favorable Vote:

Mr./Ms.                                   I have recorded your vote as follows, for all of your Dreyfus/The Boston Company International Core Equity Fund accounts you are voting against the proposal as set forth in the proxy materials you received.

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For Abstentions:

Mr./Ms.                                   I have recorded your vote as follows, for all of your Dreyfus/The Boston Company International Core Equity Fund accounts you are abstaining on the proposal as set forth in the proxy materials you received.

You will receive a written confirmation of your vote(s).  If you wish to make any changes you may contact us by calling 1-877-257-9953.  Thank you very much for your participation and have a great day/evening.

If Unsure of voting:

Would you like me to review the proposal with you?  (Answer all the shareholders’ questions and ask them if they wish to vote over the phone.  If they agree, return to authorized voting section).

If Not Received:

I can resend the materials to you. Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip)

Do you have an email address this can be sent to? (If yes, enter email address in the notes and read it back phonetically to the shareholder)(If not, continue with standard script)

Thank you. (For re-mail) You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at 1-877-257-9953.

If Shares were sold after (record date):

I understand Mr./Ms. _____, however you were a shareholder on the record date and therefore you are still entitled to vote your shares. Would you have any objections to voting your shares now?

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important.  Please fill out and return your proxy card at your earliest convenience.  If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

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ANSWERING MACHINE MESSAGE:

Hello, my name is ____________________ and I am a proxy voting specialist calling from Broadridge Proxy Services on behalf of Dreyfus/The Boston Company International Core Equity Fund. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on November 17th, 2010.

Your participation is very important.  To vote over the telephone, call toll-free at 1-877-257-9953 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM and Saturday, 10:00 AM to 6:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

AUTOMATED ANSWERING MACHINE MESSAGE:

Hello, this is the Broadridge Proxy Service Center calling with an important message on behalf of the Dreyfus Funds. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on November 17th, 2010.

Your participation is very important.  To vote over the telephone, call toll-free at 1-877-257-9953 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM – 9:00 PM and Saturday, 10:00 AM – 6:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

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INBOUND - CLOSED RECORDING:

“Thank you for calling the Broadridge Proxy Services Center for the Dreyfus Funds. Our offices are now closed.  Please call us back during our normal business hours, which are Monday through Friday, 9:30 AM to 9:00 PM and Saturday, 10:00 AM to 6:00 PM Eastern Time.  Thank you.

INBOUND - CALL IN QUEUE MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for the Dreyfus Funds. Our proxy specialists are currently assisting other shareholders.  Your call is important to us.  Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for the Dreyfus Funds.  The Shareholder Meeting has been held and as a result, this toll-free number is no longer in service for proxy related shareholder calls. If you have questions about your Dreyfus accounts, please contact your Financial Advisor or call the Fund at 1-800-554-4611. Thank you for investing with Dreyfus."

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